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                                                                       Exhibit 6


                 LICENSE AGREEMENT FOR IFS RECYCLING TECHNOLOGY
                                    IN JAPAN


         This Agreement is entered into on January 11, 1997, between INTERNATIONAL FOAM SOLUTIONS, INC., a corporation duly organized and existing under the laws of Florida, having an office at 1701 NW Madrid Way, of Boca Raton, Florida 33432, U.S.A. ("IFS") and STYRO JAPAN CO., LTD. a corporation duly organized and existing under the laws of Japan, having an office at _______________________________________ Japan ("Styro Japan").

         WHEREAS, IFS holds United States Patent No. 5,223,543 issued June 29, 1993, and PCT No.___ both of which are entitled "Reduction in Polystyrene With Activated Agent" and

         WHEREAS, Styro Japan desires to obtain an exclusive license to use and develop the above patents as well as any additional related patent applications and related intellectual property know how and show how to use in Japan (collectively the "Patents").

         NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein and for other good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged by both parties the parties have agreed as follows:

SECTION 1. Grant of License

         IFS hereby grants to Styro Japan the exclusive license to use and develop the Patents, all of IFS proprietary technology related to the Patents and all improvements and modifications thereto (collectively the "IFS Technology") within the country of Japan. This license grants to Styro Japan the right to use and develop the IFS Technology only in connection with the reduction and reconversion of polystyrene, including the engineering design and construction of reconverting facilities which will reconvert reduced polystyrene into marketable raw materials ("Reconverting Facilities").
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SECTION 2. LICENSING FEE

         Styro Japan shall pay to IFS an initial licensing fee in the amount of U.S. $1,000,000, payable by wire transfer within 21 days of the date of this Agreement. In addition, Styro Japan shall pay to IFS a one time licensing fee for each Reconverting Facility in an amount equal to U.S. $60,000 for each 1,000 pounds (450 kilograms), or increment thereof, of hourly reconverting capacity of the Reconverting Facility. As to each new Reconverting Facility, such payment shall be made by wire transfer upon delivery of the reconverting equipment to the Reconverting Facility.

SECTION 3. PROTECTION OF TECHNOLOGY

         (1) At or prior to the execution of this Agreement, Styro Japan shall deliver to IFS the approved IFS Japan Confidentiality Agreement which states that Styro Japan will maintain in strict confidence all information received with respect to the IFS Technology and will not disclose any of the IFS Technology to any director, officer, employee or agent of Styro Japan or to any third party, without first obtaining the written consent of IFS and a confidentiality agreement from that person in favor of IFS.

         (2) In order to obtain the written consent of IFS to disclose any portion of the IFS Technology to any third party, Styro Japan must supply to IFS in writing that person's name, employer and employment position, the nature of the information to be disclosed to that person and the reason for disclosure to that person. If IFS approves of such disclosure IFS shall so notify Styro Japan in writing and shall supply to Styro Japan a confidentiality agreement for execution by such person. Upon receipt by IFS of the confidentiality agreement executed by such person, Styro Japan shall be authorized to disclose to such person the information described in the request for approval.

SECTION 4. EXCHANGE AND OWNERSHIP OF TECHNOLOGY AND IMPROVEMENTS

         (1) The parties confirm that it is their intention to exchange information on any and all matters having to do with the technology with respect to the Patents and the Reconverting Facilities during the term of this Agreement. Styro Japan reserves the right to make changes in the Reconverting Facilities which it considers appropriate or to replace the Reconverting Facilities with similar specifications if technical progress manufacturing techniques or requirements of the market call for such replacement or modifications.

         (2) All IFS Technology existing as of the date of this Agreement, and all improvements and modifications thereto developed by IFS independently from Styro Japan and any companies with which Styro Japan may collaborate in performing this Agreement (the "Collaborating Companies"), and any additional patents obtained by IFS outside Japan shall remain the sole and exclusive property of IFS.









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         (3) All improvements and modifications of the IFS Technology developed by Styro Japan and the Collaborating Companies pursuant to this Agreement, and any additional patents obtained in Japan by Styro Japan or the Collaborating Companies and related to the IFS Technology, shall be owned fifty percent (50%) by IFS and fifty percent (50%) by Styro Japan and the Collaborating Companies, and, all patent applications shall be filed in the name of IFS. Styro Japan and Collaborating Companies to indicate the same percentage of ownership. Styro Japan, at its own expense, shall file patents in Japan on behalf of IFS as to any and all patentable improvements and modifications to the IFS Technology whether developed independently from Styro Japan and the Collaborating
Companies or developed by Styro Japan and the Collaborating Companies pursuant to this Agreement. IFS shall retain full ownership and rights outside of Japan in all other countries for all patents filed in Japan.

         (4) IFS shall be entitled to the unrestricted use of all improvements and modifications to the IFS Technology developed by Styro Japan and the Collaborating Companies and Styro Japan and the Collaborating Companies shall be entitled to the unrestricted use of all improvements and modifications to the IFS Technology developed by IFS without payment of any consideration other than as set forth in this Agreement.

SECTION 5. SALES BASED UPON IMPROVEMENTS

         Styro Japan is hereby authorized to manufacture and sell for use in Japan only reconverting equipment the design of which is based upon improvements and modifications to the IFS Technology developed by Styro Japan and the Collaborating Companies pursuant to this Agreement and/or based upon any additional patents obtained in Japan by Styro Japan or the Collaborating Companies and related to the IFS Technology.

SECTION 6. PRIORITY AND USE OF PATENTS

         (1) Styro Japan and IFS acknowledge the existence of certain challenges to the priority of the Patents in Japan. IFS shall, at its own cost, defend the priority of the Patents in Japan and diligently pursuant to resolution all challenges thereto.

         (2) IFS will indemnify Styro Japan against any liabilities and expenses incurred by Styro Japan in connection with any claim made against Styro Japan alleging that Styro Japan is not legally authorized to use the IFS Technology in Japan. In order to be entitled to such indemnification, Styro Japan shall notify IFS in writing within twenty (20) business days of the receipt of any such claim and shall forward to IFS copies of all correspondence received in connection with such claim. IFS shall then have thirty (30) days to choose whether to assume defense of the claim or authorize Styro Japan to defend the claim at IFS' expense. IFS shall notify Styro Japan of its choice within such 30-day period. If Styro Japan has not received notification from IFS within such 30-day period, Styro Japan shall be authorized to defend the claim at IFS expense.


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SECTION 7. RIGHT OF FIRST REFUSAL ON RECONVERSION PRODUCTS

         (1) Prior to any sale by Styro Japan of any reconverted raw materials produced by any Reconverting Facility, Styro Japan will first provide to IFS a written offer to sell such materials to IFS or its designee. Such written offer will state the raw materials to be produced by the Reconverting Facility, specifications as to the quality of the reconverted raw materials to be produced, the volume expected to be produced and the price and terms at which Styro Japan proposes to sell the materials. IFS or its designee shall have the first right and option to purchase the materials described in the written notice from Styro Japan at the price and terms set forth in the notice. If IFS chooses to exercise this right, IFS shall so notify Styro Japan within sixty (60) days of receipt of the written notice from Styro Japan and IFS and Styro Japan shall then enter into a written agreement pertaining to such sales.

         (2) If IFS declines to exercise this right or fails to notify Styro Japan of its acceptance within sixty (60) days of receipt of the written notice from Styro Japan then Styro Japan may enter into one or more agreements to sell the materials to third parties provided that the sales price is at least ninety percent (90%) of the price set forth in the written notice to IFS. If the price at which Styro Japan proposes to sell the materials to any third party is less than ninety percent (90%) of the price set forth in the written notice to IFS then Styro Japan shall first offer the materials to IFS in the manner set forth above at the price at which Styro Japan proposes to sell to the third party.

SECTION 8. ARBITRATION

         Any controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by binding arbitration in Palm
Beach County, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted before and by a single arbitrator selected by the parties. If the parties have not selected an arbitrator within 10 days of written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to the then current rules of that Association. The expenses of arbitration shall be divided equally between the parties. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

SECTION 9. NOTICES

         All notices, consents, approvals and other communications given or made hereunder shall be in writing and shall be delivered (i) personally (to an officer of the corporation if the recipient is a corporation), (ii) by express courier, (iii) be telecopier or (iv) by registered or certified mail sent to the recipient's address as set forth below or such other address as may be specified by notice hereunder. All such notices, consents



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approvals and other communications shall be deemed to have been given on (i)
the date of receipt if delivered personally or by express courier, (ii) the date of transmission with confirmation answer back if transmitted by telecopier or (iii) the tenth day following posting if transmitted by registered or certified mail

         IFS               International Foam Solutions, Inc.
                           1701 NW Madrid Way
                           Boca Raton, FL 33432

         Styro Japan       Styro Japan Co., Ltd.
                           34 Gionnosu-cho
                           Kagoshima City, 892, Japan

SECTION 10. MISCELLANEOUS

         (1) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         (2) The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

         (3) This Agreement may be assigned by IFS to any entity to whom IFS transfers the IFS Technology. This Agreement may not be assigned by Styro Japan to any person or entity without the prior written consent of IFS which consent may be withheld in the sole discretion of IFS.

         (4) This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns and nothing herein expressed or implied shall be construed to give any other person or entity any legal or equitable rights hereunder.

         (5) This Agreement contains the entire agreement of the parties hereto and all prior understanding and agreements whether written or oral between the parties are merged into this Agreement. This Agreement cannot be altered, amended, supplemented, modified or terminated except by an instrument in writing signed by each party hereto.

         (6) Should it become necessary for either party to institute legal action to enforce the terms and conditions of this Agreement, the successful party shall be awarded a reasonable attorneys' fee, which shall include a reasonable attorneys' fee for any appellate proceedings, expenses, including any accounting expenses and costs.

         (7) The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.


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                           CONFIDENTIALITY AGREEMENT


You have agreed to enter into key discussions with Ecological Technologies Inc. the Exclusive Pacific Rim Distributor for International Foam Solutions, Inc., hereinafter referred to as the Company. The Company has made available and will be making available certain information about the Company to you and you have agreed this information subject to the following terms and conditions.

1. You will have access to confidential information, the disclosure of which could be very detrimental to the Company. Confidential information includes, without limitation, information and dates relating to the development, research, testing, design, costs, marketing and uses of services and products of the Company, the source of supplies for the special need of customers for the services and products. In consequence of the aforesaid, you understand and agree that any and all information received by you regarding the Company shall be deemed to be confidential information and shall not be reproduced in any manner or disclosed.

2. You shall not use the confidential information for any purposes other than to assist you in working with the Company and shall take all reasonable precautions necessary to


         (a) safeguard the information from disclosure to anyone other than a limited number of appropriate agents such as other employees or professional advisors who have a need to have access to such information, and to
         (b) ensure that all such persons who have access will keep it confidential.

3. It shall be agreed and understood that such confidential information does not include information which

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4. If requested by the Company, you shall promptly return all information in tangible form in your possession, however, you understand that the other provisions of this agreement continue in perpetuity.

5. In case any provision of this agreement is held void or unenforceable by any court then such provision shall be severable and shall not affect the remaining provision hereof.

6. By your execution hereof you agree that a violation of any covenant in this agreement will cause such damage to the Company as will be irreparable and accordingly agree that the Company shall be entitled as a matter of right to an injunction restraining any further violation of this agreement by you, your employees, agents or associates. This right to injunction shall be cumulative and in addition to whatever other remedies the Company may have for the recovery of actual damages.

If the above meets with your understanding and approval, please sign this agreement where indicated and return same to the undersigned. Thereafter, this shall become a binding agreement between us and inure to the benefit of and be binding upon ourselves and our heirs, legal representatives and assigns.

THE ABOVE IS HEREBY AGREED TO BY           FOR INTERNATIONAL FOAM SOLUTIONS INC.



         Styro Japan                                 /s/ Dennis Paul
---------------------------------          -------------------------------------
Your Company Name (Type or Print)                 Dennis Paul, President,
                                                  Ecological Technologies
                                                Pacific Rim Distributor for

/s/                   , President
----------------------------------
Individual & Title (Type or Print)                        IFS
                                             INTERNATIONAL FOAM SOLUTIONS INC.


January 10th, 1997
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Date